Exhibit 99.2

September 6, 2012
Starz Prices $500 million of New Senior Notes
ENGLEWOOD, Colo. Starz, LLC, along with a subsidiary Co-Issuer, (collectively the “Co-Issuers”) announced today the pricing of $500 million principal amount of new 5% Senior Notes due 2019 at par (the “Notes”). The Notes will be senior obligations of the Co-Issuers and will rank pari passu in right of payment with all of the existing and future senior debt of the Co-Issuers. The net proceeds from the offering will be used for general corporate purposes, which will include repayment of indebtedness under Starz' existing senior secured credit facility. The offering is expected to close on or about September 13, 2012, subject to customary closing conditions. Starz, LLC is a wholly-owned subsidiary of Liberty Media Corporation (Nasdaq: LMCA, LMCB).
Starz will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
In connection with the offering of the Notes, Starz will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms as the Notes.
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.
Contact:
Courtnee Ulrich
720-875-5420
SOURCE Liberty Media Corporation